EXHIBIT 26

                                FREE TRANSLATION
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                            PROMISE OF REALIZATION OF
                            -------------------------
                          PUBLIC TENDER OFFER OF SHARES
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In Santiago, Chile, April 28, 2004, appearing REDES OPTICAS S.A., RUT No.
96.978.570-6, a corporation validly incorporated and existing under the laws of Chile, duly represented by Mr. Gerardo Varela Alfonso, national identity card number 6.356.972-0, and by Mr. Matias de Marchena Vicuna, national identity card number 9.979.914-5, all domiciled for these purposes in Avenida Andres Bello 2711, Floor 19, Las Condes, Santiago, Chile (hereinafter, the "BENEFICIARY"); and TELMEX CHILE HOLDING S.A., RUT 96.901.710-5, a corporation validly incorporated and existing under the laws of Chile, duly represented by Mr. Jorge Portillo Juarez, Mexican Passport Number 03340031145, and by Mr. Juan Francisco Gutierrez Irarrazaval, national identity card number 6.693.164-1, all domiciled for these purposes in Avenida El Golf N(0) 40, Piso 20, Las Condes, Santiago (hereinafter also denominated "PROMISING OFFEROR"), both the Beneficiary and the Promising Offeror are also referred to as the "PARTIES" and individually as the "PARTY", and they declare that pursuant to this instrument, they enter into a promise of tender offer of shares of Chilesat Corp. S.A., under the terms and conditions set forth herein (hereinafter, the "PROMISE").

ANTECEDENTS
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         1.    Redes Opticas S.A. is the current owner of 213,379,654 shares of
               Chilesat Corp., S.A. a public corporation validly incorporated and existing under the laws of the Republic of Chile (hereinafter also denominated as the "Company"), representing 45.4301% of all shares issued, subscribed and fully paid, of the Company (the aforementioned shares owned by the Beneficiary will also be denominated for purposes of this promise, the "SHARES").

               The Shares are registered in the Shareholder Registry of the Company in the name of the Beneficiary under share certificate number 8.454.

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2.       The Beneficiary acquired control of the Company in virtue of a capitalization of loans effected on April 26, 2002, which was done as a consequence of and pursuant to the judicial settlements of the Company and its affiliate, Chilesat S.A., approved by the Twenty-Eighth Civil Court of Santiago through resolutions on January 25, 2002. The Beneficiary acquired the Company and acquired control of the same on the basis of the balance sheet and financial statements of the Company and its affiliates as of December 31, 2001, and on the basis of the reports issued by the receiver of the Company, Mr. German Sandoval M., and by the receiver of its affiliate Chilesat S.A., Mr. Jose Manuel Edwards E. Prior to April 26, 2002, the majority of the shares of the Company were owned directly and indirectly by a group of creditors of the Company and its affiliate, Chilesat S.A. in accordance with the precautionary judicial settlements agreed by the group of creditors of said corporation on June 11, 1999.

3. Pursuant to contracts entered into before the date of this agreement with third parties and which remain in force, the Beneficiary has the right to require said third parties to sell 18,905,980 shares of the Company, representing approximately 4.0252% of all shares issued, subscribed, and fully paid of the Company (these 18,905,980 shares are denominated "Drag Along Shares").

         Corporations related to the Beneficiary are holders of 20,406,103 shares of the Company, which represent 4.3446% of all shares issued, subscribed and fully paid of the Company, which are pledged for the benefit of the Banco de Chile and cannot be subject to any liens and cannot be sold (these shares are hereinafter denominated "Pledged Shares"). The Pledged Shares are not part of this Promise, without prejudice that in the event that the Beneficiary obtains previous written authorization from Banco de Chile, those Pledged Shares may be considered as part of this Promise for all legal purposes and therefore, be offered in a tender offer of shares, as set forth hereinafter, being sufficient the written notification on behalf of the Beneficiary to the Promising Offeror in accordance with the procedure established in Clause 6.1 ("Communications") which follows.

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4.       As of today, the Promising Offeror purchased 40% of the shares of the
         Company from the Beneficiary and its affiliate Redes Opticas (Cayman) Corp. The Promising Offeror's intention is to acquire control of 100% of the shares of the Company, and to that effect, in accordance with Chilean law and regulations, has to conduct a Tender Offer of Shares. The Promising Offeror is interested in purchasing the Beneficiary's Shares through a public tender offer of shares of the Company, which will be conducted in the periods and under the terms and conditions of which are set forth below in this Promise.

5. For his part, the Beneficiary is interested in selling all Shares to the Promising Offeror and has the intention of concurring in said tender public offer of shares of the Company, in the periods and under the terms and conditions of which are set forth below in this Promise.

FIRST:   DEFINITIONS

For purposes of this Promise, and without prejudice from the definitions contemplated in other sections of this instrument, and unless the context clearly indicates another meaning, the terms described herein will have the meaning that for each is set forth as follows:

1.1. "Shares" has the meaning given to such term in paragraph one of the Antecedents of this Promise.

1.2. "Drag Along Shares" has the meaning given to such term in paragraph three of the Antecedents of this Promise.

1.3. "Pledged Shares" has the meaning given to such term in paragraph three of the Antecedents of this Promise.

1.4. "Arbitrator" means the arbitrator of those appointed in Clause 7.2 who has accepted the letter of instructions which is included as annex of the Stock Purchase Contract.

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1.5.     "Notice of Exercise of Right of Sale" has the meaning given to such term in Section 5.5 of this Promise.

1.6. "Affiliate PTO Notice and Prospectus" has the meaning given to such term in Section 2.4 of this Promise.

1.7. "Parent PTO Notice and Prospectus" has the meaning given to such term in Section 2.1 of this Promise.

1.8. "Beneficiary" has the meaning given to such term at the beginning of this Promise.

1.9. "Company" has the meaning given to such term in paragraph one of the Antecedents to this Promise.

1.10. "Stock Purchase Contract" is the contract of purchase and sale of 40% of the shares of Chilesat Corp. S.A., entered into on this same date between the Promising Offeror, the Beneficiary and its Affiliate, Redes Opticas (Cayman) Corp.

1.11. "Right of Sale" has the meaning given to such term in Section 5.1 of this Promise.

1.12. "Business Days" means any day of the week, excluding Saturdays, Sundays, and bank holidays in the Republic of Chile.

1.13. "Affiliate" or "affiliate" corresponds to the definition contained in current Article 86 of Law 18.046 regarding Corporations in force.

1.14. "Encumbrance" or "encumbrances" means any mortgage, pledge, charge, use, lease, prohibition, seizure, limitation on ownership, pending judgments, precautionary, judicial or prejudicial measures, option or preference rights, contractual limitations, pending debt for balance of price or for any other concept, including any right of third parties over an

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         asset or its fruits or other limitation on full ownership, transfer, availability and/or exercise of the rights related to ownership of property subject to such burden, in accordance with the law and any other general encumbrance, whether legal, judicial or contractual.

1.15.    "Securities Market Law" means Law No. 18.045 and its modifications.

1.16. "Affiliate PTO" has the meaning given to such term in Section 2.4. of this Promise.

1.17. "Parent PTO" has the meaning given to such term in Section 2.1 of this Promise.

1.18. "Party" or "Parties" has the meaning given to such terms at the beginning of this Promise.

1.19. "Person" means natural and legal entities, including associations, corporations, individuals, and any other entity or organization.

1.20. "Promise" has the meaning given to such term at the beginning of this Promise.

1.21. "Promising Offeror" has the meaning given to such term at the beginning of this Promise.

1.22.    "$" means Chilean pesos, legal tender in the Republic of Chile.

1.25.    "US$", "Dollars" means dollars of the United States of America.

SECOND:  PROMISE OF REALIZATION OF TENDER PUBLIC OFFER OF SHARES

By this instrument, the Promising Offeror promises to conduct a public tender offer of shares of the Company in accordance with the terms and conditions set forth below:

2.1 The Promising Offeror is, provided the Board of Directors of the Company rejects the Affiliate PTO as defined in Section 2.4 below, obligated to conduct a public tender offer

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         of shares (as defined and governed by Title XXV of Law No. 18.045) in accordance with the regulations in force in Chile, which tender offer must be under the same terms and conditions set forth in ANNEX 1 of this Promise (ANNEX 1 is denominated "Parent PTO Notice and Prospectus"), and hereinafter, this public tender offer of shares is denominated "Parent PTO."

         The Parent PTO shall begin with the publication of the notice referred to in Article 202 of Law 18.045, on the Business Day following the date in which the Board of Directors of the Company has reported as "hecho esencial" the rejection of the Affiliate PTO, and such publication will be in effect for a period of no less than 30 days. This public tender offer of shares will be for 100% of the shares in which the capital of the Company is divided that are not owned by the Promising Offeror. It will be a condition of success of the Public Tender Offer of Shares that the Promising Offeror receives non-revocable acceptances of sale of at least 45.4301% of the shares issued by the Company. The Beneficiary is obligated to tender at the Parent PTO to be conducted by the Promising Offeror as long as such Parent PTO is of identical tenor with ANNEX 1 of this Promise; is not subject to changes (except for those clarifications and rectifications needed, but without modifying the commercial conditions), extensions or withdrawals by the Promising Offeror without the previous written authorization from the Beneficiary, and such Parent PTO begins on the Business Day following the date the public tender offer of shares initiates which is set forth in Clause 2.4 below. For purposes of this Promise, "Parent PTO" means the public tender offer of shares that the Promising Offeror has promised to carry out in the periods and under the terms and conditions set forth in Clauses 2.1 and 2.2 and in ANNEX 1 of this instrument.

2.2 The purchase price of the Shares in the Parent PTO shall be $154.23 per share (one hundred fifty-four pesos and twenty-three cents per share), to be paid and collected in said currency in the form and conditions set forth in ANNEX 1, without discounts or deductions of any type.


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2.3      The Shares in the Parent PTO will be sold free of Encumbrances, except for those constituted in the favor of Promising Offeror itself.

2.4 In order to specifically comply with Article 199 subsection (c) of the Securities Market Law, and considering the definition that the Superintendence of Values and Securities has given to corporations who make public tender offers of their shares, the Promising Offeror will launch a public tender offer of shares issued by the affiliate of the Company Chilesat S.A. ("Affiliate PTO"), in the terms, time periods, and conditions which are set forth as follows:

         The notice of initiation of the Affiliate PTO will be published the following Business Day after the signing of this contract, and it will be launched in accordance with Title XXV of the Securities Market Law and in the same terms and conditions set forth in ANNEX 2 of this Promise ("Affiliate PTO Notice and Prospectus"). The Affiliate PTO will be in force for no more than 20 days, and it must be for 50.1% of the total shares issued, subscribed and fully paid of Chilesat S.A., being a condition of success of the same the receipt of non-revocable orders of sale for at least said 50.1% of the total shares issued, subscribed and fully paid, that is, at least 131,711,529 shares of Chilesat S.A.

         The purchase price of the shares issued by Chilesat S.A. offered for sale in the Affiliate PTO is that provided in ANNEX 2.

         The Promising Offeror must publish the notice of result of the Affiliate PTO to which Article 212 of the Securities Market Law refers, on the third day after the expiration of the term of legal effect of the Affiliate PTO, or of forfeiture, declaring the failure of the Affiliate PTO.

THIRD:   BENEFICIARY OBLIGATIONS DURING THE LEGAL EFFECT OF THE PARENT PTO

3.1 During the duration of the Parent PTO, the Beneficiary will be responsible for the damages caused to the Promising Offeror if the Company and its Affiliates incur in any

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         of the following activities without the approval of the director(s) of the Company or its Affiliates appointed by the Promising Offeror:

(a) transfer shares which may be issued in the event of an increase in capital reported in the shareholder meeting held on September 24, 2003, or subscribe any type of agreement or contract which grants rights of any type over the same or over new shares which could be issued upon future increases of capital;

(b) agree to settlements or agreements, execute extinctions, or in any other form, put an end to any other pending litigations or pending debt payments that are not consistent with their past practice or outside the ordinary course of business, for a value that exceeds US$100,000 (one hundred thousand dollars) per lawsuit or debt considered individually or in the aggregate;

(c) carry out/proceed with a modification to the by-laws of the Company and its Affiliates or any other type of agreement of shareholder meeting of the type referred to in Articles 57 and 67 of Law 18.045;

(d) declare dividends or any other type of distribution to the shareholders of the Company and its Affiliates;

(e) grant mortgages, pledges, or other in rem rights over assets of the Company or its Affiliates outside the ordinary course of business or in a form inconsistent with past practice, or for assets with a individual value amounting to US$100,000 (one hundred thousand dollars), or that in the aggregate exceed 5% of the fixed assets of the Company considered on a consolidated basis;

(f) execute a new contract or agreement which involves payments in excess of US$100,000 (one hundred thousand dollars) or that modifies an existing agreement with the purpose of considering additional payments on the part of the Company or its Affiliates greater than the amount set forth;

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         (g)   enter into contracts which involve the assignment or which grant rights in favor of third parties over those commercial trademarks included in Annex 4.14 of the Stock Purchase Contract executed between the same parties to this contract and on the date hereof;

         (h) the Company and its Affiliates acquire assets outside the ordinary course of business in excess of US$500,000;

         (i) change or modify the conditions of the labor contracting of the management of the Company and its Affiliates, including granting indemnifications or extraordinary payments greater than those contemplated in the contracts in force until this date; and

         (j) incur in any activity or operation different from those performed by the Company within its ordinary course of business or which is substantially inconsistent with the way it has conducted its business in the past.

3.2 During the term of the Parent PTO, the Beneficiary is obligated to refrain from offering, promising or carrying out negotiations to sell the Shares to third parties other than the Promising Offeror, whether it involves the private sale of shares or in the stock exchange.

3.3 The Beneficiary is obligated to cause within 5 Business Days following the initiation of the Parent PTO, the Promising Offeror to name an incumbent director of the Company and a Controller, to report directly to the Board of Directors. The Controller will have full capacity to perform a financial, legal and accounting audit of the Company and its Affiliates and may hire external consultants if necessary. The Beneficiary will be able to cause the removal of the Controller if the Promising Offeror lowers his ownership to less than 40% of share capital of the Company.

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3.4      In the event that for any cause not attributable to the Beneficiary the
         Parent PTO is suspended, the obligation of the Beneficiary to offer the Shares of the Parent PTO will remain in effect unless the suspension is for a period equal to or greater than 120 consecutive days calculated from the initiation of the Parent PTO, in which case the Beneficiary will be able to dispose of the Shares.

3.5 If for any cause not attributable to the Beneficiary, and notwithstanding the successful completion of the Parent PTO, the Promising Offeror does not pay the price of the same under the conditions set forth in ANNEX 1, the Beneficiary will be able to dispose of the Shares.

3.6 The Beneficiary, except for the obligations and restrictions expressly established in this instrument, will have identical rights and benefits to those held by the rest of the shareholders of the Company who participate in the sale of their respective shares in the Parent PTO.

3.7 The Beneficiary shall use its best efforts to include the Drag Along Shares in the sale of shares which this Promise addresses, but it does not assure in any way the sale of the Drag Along Shares.

FOURTH:  PLEDGE AND COMPLIANCE

4.1 For purposes of this Promise, it will be understood that the Beneficiary has complied with the obligation to concur to the Parent PTO under the terms and conditions established in this instrument upon execution, in accordance with the law, of (i) the acceptance of the offer to purchase the Shares formulated iln the Parent PTO, (ii) the transfer of Shares in favor of the Promising Offeror in the Parent PTO, and (iii) all of the remaining documents set forth as necessary in the Parent PTO. For purposes of this Promise, it will be understood that the Promising Offeror has complied with this Promise when (x) the Promising Offeror has carried out the Affiliate PTO and (z) has carried out the Parent PTO, all in accordance with the terms and conditions set forth in this Promise.

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4.2      On the date hereof, the Parties reciprocally execute a pledge of the shares issued by Chilesat Corp. S.A., in accordance with the terms set forth in the two public deeds executed in the Notary of Santiago of Ms. Maria Gloria Acharan Toledo.

FIFTH:  RIGHT OF THE PROMISING OFFEROR TO SELL ITS SHARES TO THE BENEFICIARY

By this act, the Beneficiary irrevocably covenants to acquire from the Promising Offeror shares of the Company in the periods and subject to the conditions set forth below:

5.1 The Promising Offeror will have the right to sell to the Beneficiary, who, at the same time, will have the obligation to buy, up to 187,875,194 shares of the Company at the price of US$0.50 (fifty cents of a dollar) per share (hereinafter, "Right of Sale"), without any type of legal, contractual or moratorium readjustments or interests.

5.2 The Right of Sale may only be exercised by the Promising Offeror in the event that the Parent PTO has failed because sufficient shares have not been offered which added to those acquired as of today, permit the Promising Offeror to acquire control of 85.4301% of the Company, or the Affiliate PTO or a competitive of the Affiliate PTO has been declared successful.

5.3 The Promising Offeror will have the right to sell to the Beneficiary, who, at the same time, will have the obligation to buy, up to 77,810,815 shares of the Company, equivalent to 16.5664% of its capital, at a price of US$0.25 (twenty-five cents of a dollar) per share (hereinafter, "Additional Right of Sale"), without any type of legal, conventional, or moratorium readjustments or interests.

5.4 The Additional Right of Sale may only be exercised by the Promising Offeror in the event that the Principal PTO has not been successful for a different reason other than the failure set forth in Section 5.2 above.


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5.5      The Promising Offeror may exercise the Right of Sale only once and only during the 15 Business Days following the date of publication of the notice of success of the Affiliate PTO, or alternatively, of publication of the notice of failure of the Parent PTO, and insofar as said failure results from the impossibility of acquiring control as provided in Section 5.2. The Promising Offeror will be able to exercise the Additional Right of Sale only once and only during the 45 Business Days following the date of publication of the notice of failure of the Parent PTO or in case that it is suspended, at the expiration of 120 consecutive days from the initiation of the Parent PTO, whichever occurs first.

         The decision of the Promising Offeror to exercise the Right of Sale or the Additional Right of Sale must be communicated in writing in accordance with Clause 6.1 ("Communications") to the Beneficiary ("Notice of Exercise of Right of Sale"). In the Notice of Exercise of Right of Sale, the Promising Offeror must set forth the number of shares for which the Right of Sale or Additional Right of Sale will be exercised (which may not be greater than the limit of 77,810,815 shares already established for the Additional Right of Sale), as well as the place, date and time in which the stock purchase will take place, that, in any case, will be in the city of Santiago de Chile and must be entered into no earlier than 15 Business Days before and not later than 30 Business Days after the receipt of the Notice of Exercise of Right of Sale by the Beneficiary.

5.6 The purchase price of the shares of the Company subject to the Right of Sale will be paid by the Beneficiary upfront and in the legal tender of Chile. The shares subject to this Right of Sale and Additional Right of Sale must be sold to the Beneficiary free of encumbrances.

5.7 In the event that the Right of Sale is exercised, the Promising Offeror will not be able to request indemnification of damages from the Beneficiary as a consequence of non-compliance with this Promise on the part of the Beneficiary.

5.8 In the event that the Additional Right of Sale is exercised, the exclusive and maximum amount of indemnification set forth in number (3) of Clause 7.2.1 of the Stock Purchase

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         Contract will be reduced in proportion to the reduction of the shareholder participation of the Promising Offeror in the Company as a result of the exercise of the Additional Right of Sale.

5.9 Tag Along. Additionally or alternatively to the exercise of the Additional Right of Sale, the Beneficiary by this act grants to the Promising Offeror, who accepts, an irrevocable right of joint sale or tag-along (the "Tag-Along Right"). The Promising Offeror will have the right to demand that the Beneficiary includes the Promising Offeror shares in the Company (the "Shares of the Promising Offeror") in any sale of Shares of the Beneficiary to a third party, at the same price and conditions, pro rata, with the Beneficiary.

         In the event that the Beneficiary desires to sell Shares to a third party, it must notify in writing ("Notification of Sale") the Promising Offeror of its intention to sell, before the consummation of said sale. The Notification of Sale must include (i) the name and address of the transferee of said Shares, (ii) the total number of Shares that said transferee is willing to buy, (iii) the proposed price and terms of payment (including the form of payment) and any other terms and conditions relevant to said sale to third parties and a copy of the transferee's offer, and (iv) an offer from the transferee to the Promising Offeror to purchase the same percentage of Shares that the transferee is willing to purchase from the Beneficiary. In the event that after the delivery of said Notification of Sale, any term described in previous Clauses (i) through (iv) changes in any relevant aspect, the Beneficiary will deliver a new Notification of Sale which incorporates said modified terms.

         The Promising Offeror will be able to use its Tag-Along Right by delivering a written notification to the Beneficiary within 5 days following (the "Tag-Along Notification Period") the delivery of the Notification of Sale, stipulating the number of shares that they have the right to sell in the sale referred to with third parties.

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         There will not be Tag-Along Rights when the Beneficiary sells in groups less than 10% (ten percent) of the total shares issued, subscribed, and fully paid by the Company in stock exchanges.

         If during the Tag-Along Notification Period the Promising Offeror notifies the Beneficiary in writing, stating that it does not desire to use its Tag-Along Right or does not respond to the Notification of Sale, the Beneficiary will have 60 days from the last day of the Notification Period to transfer the Shares to such third party at the same price, terms and conditions contained in the Notification of Sale.

         Expressly excluded from this Tag Along Right are 37,528,468 shares of the Company whose purchase option has been granted on behalf of the Beneficiary to a third party and may be exercised between November 1, 2004 and until May 31, 2005. When the said time period has expired, if this option has not been exercised, this percentage will remain subject to the procedure of this Tag Along Right.

5.10 Right of First Offer. Additionally or alternatively to the exercise of the Right of Additional Sale, the Beneficiary grants by this act to the Promising Offeror, who accepts, an irrevocable right of first offer (the "Right of Offer"). Each time the Beneficiary wishes to transfer shares of the Company, it shall previously report it in writing ("Notice of Intention of Sale") to the Promising Offeror, in accordance with Clause 6.1.

         The Promising Offeror will have a period of ten Business Days to make a purchase offer in writing ("Notice of Exercise") for the shares offered, which shall detail the price of the payment, and that the payment will be made upfront. The Beneficiary will have a term of ten Business Days to accept the terms of the Notice of Exercise. Upon acceptance of the Notice of Exercise, the stock purchase will have to be completed in the time period of 15 consecutive days calculated from the date of acceptance.

         In the event that the offer contained in the Notice of Exercise is rejected, during a period of six months calculated from the date of rejection, the Beneficiary will be able to sell the


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         shares to a third party provided said sale is not for a price lower than the one contained in the Notice of Exercise and payment is upfront. When said time period has passed and if the Beneficiary wishes to sell these shares, it shall follow the same procedure set forth in Clause 5.10.

         Expressly excluded from this Right of Offer are 37,528,468 shares of the Company whose purchase option in the case of failure of the Parent PTO, has been granted on behalf of the Beneficiary to a third party and may be exercised between November 1, 2004 and until May 31, 2005. When said time period has expired, if this option has not been exercised, this percentage will remain subject to the procedure of this Right of Offer.

5.11 Drag Along. If the Parent PTO fails, and in the case that the Promising Offeror has, whether it be directly or indirectly, more than 24.5% of the total shares issued, subscribed and fully paid of the Company, and the Beneficiary decides to sell such number of shares, which signify that the latter loses control of the Company, the Beneficiary will have the right to demand that the Promising Offeror, and that its related corporations through which it has shares in the Company, sell all their shares in the Company ("drag along" or "right of traction") to the third party to whom the Beneficiary sells its own shares, within the period and under the same terms, conditions, and price for which the Beneficiary sells its shares to the acquiring third party. For purposes of exercising this right of traction, the Beneficiary will notify the Promising Offeror at least five Business Days prior to the date in which the Beneficiary sells its shares.

         This drag along right established in favor of the Beneficiary will be applied in the event that the sale price per share in which the Beneficiary sells its shares to the acquiring third party is equal or greater than the price at which the Promising Offeror bought its shares. In the event that the price at which the Beneficiary sells its shares to the acquiring third party is in and/or paid in dollars, it will be considered the type of exchange denominated publicly Observed on the day in which the Beneficiary delivers the notice of exercise of this right of traction referred to in the previous paragraph.

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SIXTH:   MISCELLANEOUS

6.1      Notifications
         -------------

         All communications or notifications to the Beneficiary or the Promising Offeror under this Promise shall go with a copy to the Arbitrator and be effected personally, by certified mail delivered by a public notary, or facsimile and will be presumed communicated or notified on the day of delivery if personally, after three days if sent by certified letter, or on the date of confirmed receipt of the facsimile and will be sent as follows:

         If to the Beneficiary:
         ---------------------

         Messrs.
         Redes Opticas S.A.
         Cerrito 1294, piso 8
         Buenos Aires 1010
         Argentina
         Atn. Mr. Horacio Reyser
         Fax: 54 11 48162469

         With a copy to:
         --------------

         Mr. Gerardo Varela A.
         Cariola Diez Perez-Cotapos y Cia. Ltda.
         Av. Andres Bello 2711, piso 19
         Las Condes, Santiago
         Fax: (56) (2) 360-4030

         Mr. Matias de Marchena V.
         Claro y Cia. Ltda.
         Apoquindo 3721, piso 13
         Las Condes, Santiago
         Fax: (56) (2) 367-3003

         If to the Promising Offeror:
         ---------------------------

         Telefonos de Mexico, S.A. de C.V.
         Parque Via 190, Colonia Cuauhtemoc,
         06599 Mexico, Distrito Federal
         Atn.: Sergio Rodriguez
         Fax: (52555) 592-6687

         With a copy to:
         --------------

         Mr. Juan Francisco Gutierrez
         Philippi, Yrarrazaval, Pulido y Brunner, Ltda.
         El Golf 40, piso 20
         Las Condes, Santiago
         Fax: (56) (2) 364-3780

         In the case of copies of the notifications which are addressed to the Arbitrator, these will be sent to the domicile provided by him in the acceptance of the letter of instructions.

6.2      Modifications to the Contract and Exercise of Rights
         ----------------------------------------------------

              a) Once this Promise is accepted, it may only be modified by written agreement between the parties.

              b) The lack or delay in the exercise by any of the parties of any right established in this instrument and arising as a consequence of the acceptance of the Promise, will not amount to a waiver of said right. In addition, the individual or partial exercise of said rights will not cause the preclusion of their joint or full exercise, nor of the remaining rights referred to in this instrument or that the law recognizes to the parties.

6.3      Expenses
         --------

         Each Party will pay its own costs for legal counsel, other counsel and any other expenses incurred by said Party in relation with the present Promise and the performance of the transactions contemplated herein. All of the notary expenses which arise as a result of the execution of the present Promise will be the responsibility of the Parties by half.

6.4      Successors and Transferees
         --------------------------

         No party may transfer, neither totally nor partially, the rights and obligations emanating from this instrument, without the previous written consent of the other party.

6.5      Applicable Law
         --------------

         The present Promise will be interpreted according to the laws of the Republic of Chile. The Affiliate PTO and the Parent PTO are bound by the laws of the Republic of Chile, without resulting prejudice that with respect the Parent PTO, it also comply with the laws of the United States of America in relation to the ADRs representative of shares in custody issued by the Company.

6.6      Copies
         ------

         The present Promise is subscribed to and executed in two copies of equal tenor and date, two remaining in the power of the Beneficiary and the other in the power of the Promising Offeror.

6.7      Complete Agreement
         ------------------

         This Promise and its Annexes constitute a sole, complete and total agreement among the parties in relationship to the materials which is the object of this instrument, except for a contract of stock purchase celebrated by the Parties on this same date through the separate instrument denominated "Stock Purchase of Chilesat Corp. S.A."

         The Annexes of this Promise duly initialized by the Beneficiary and the Promising Offeror are understood to form an integral part of the same for all legal purposes.

6.8      Headings
         --------

         The titles or headings of each clause or article have been included only for reference purposes; they do not form part of the content of these and should not be considered in the interpretation of this Promise and its acceptance. The nullification or rescission of any clause or article of this Promise will not affect the validity and legal effect of the remaining clauses of the same.

6.9      Public Announcements
         --------------------

         If any of the Parties desire to effect a notification, public announcement, or any other communication in Chile or abroad in relationship to this Promise or any other material related to it, the respective Party must first consult the other in reasonable anticipation. Such consultation will not be required with respect to communications and notices which should be effectuated in accordance with the law both in Chile and in the United States of America.

6.10     Representation and Warranty
         ---------------------------

         The Beneficiary represents and warrantes to the Promising Offeror that, in its fair knowledge and understanding, that is, the degree of knowledge of a controlling shareholder of an Chilean Open Corporation has with respect to the business of said Open Corporation, in accordance with the law:

         (i) The listing of shareholders of April 2, 2004 is a correct and complete copy of the official listing of the Company, delivered by the Central Deposit of Values, included as ANNEX 6.10 ("Shareholder Listing");

         (ii) In accordance with Article 13 of the Regulation of the Law Regarding Open Corporations, the Company does not have a legal obligation to indicate or to maintain the nationality of its shareholders in the shareholder registry. In accordance with
                Article 16 of the same regulation, the Company is not authorized to require the nationality of a shareholder as a requirement to register the transfer of shares which grants such quality;

         (iii) With the sole exception of Ms. Casilda Colon, owner of 7 ordinary shares, who is domiciled in the United States of America, all of the remaining shareholders included in this list are domiciled in Chile. In addition, the Beneficiary does not have knowledge in the aforementioned list of indirect shareholders whose nationality is of the United States of America ("beneficial owners"), excluding any persons or entities identified in Schedule 13D or amendments thereto filed with the United States Securities and Exchange Commission by or on behalf of the Beneficiary. This representation does not include any of the shares which are held by the Bank of New York, with respect to which the parties have assumed that it represents indirect shareholders domiciled in the United States of America; and

         (iv) That the shareholder stock-brokers of the Company are not obligated by the Law to reveal information with respect to the nationality of their clients and that, at in addition, in accordance with Circular No. 1.177 of the Superintendence of Values and Securities, they do not have the legal obligation to require from their clients information regarding their nationality.

6.11 Exchange Rate. Each time that a conversion of Dollars to Pesos or vice versa should be effectuated, the parties shall use the exchange rate publicly "observed" at the date which said conversion should occur.

SEVENTH: ARBITRATION

7.1 Any conflict or controversy between the parties which arises in connection with this Promise and the acts contemplated herein, whether they be about the existence, validity, enforcement, rescision, termination, interpretation, application, compliance or non-compliance, execution, or other cause, including questions relative to the jurisdiction and the competency of the arbitrator will be resolved by an arbitrator of equity (in the proceeding) and law (in the award) ("Arbitro Mixto"). The arbitrator will act as many times as necessary.

7.2 By the present instrument, the parties designate Mr. Sergio Urrejola Monckeberg as Arbitro Mixto . If he does not desire or cannot act or continue to act as such, the parties then designate in his replacement, Mr. Miguel Luis Amunategui Monckeberg in equal capacity, and if he does not want to or is unable to act or continue to act as an arbitrator, the parties then designate in his replacement, Mr. Armando Alvarez Marin in the same capacity. If none of the aforementioned arbitrators desire to or is in a condition to accept or continue in said position, the Arbitro Mixto will be named by mutual agreement between the parties, and in the event of a lack of said agreement, the naming of the arbitrator will be effected by the ordinary judge at the request of any of the parties. In this event, the naming must necessarily fall on an attorney, who at the date of his naming, is or has been an Adjunct or Titled Professor for at least three years in the branches of Civil or Commercial Law in the Schools of Law of the Universidad de Chile or the Pontificia Universidad Catolica de Chile.

The capacity of Mr. Gerardo Varela Alfonso and of Mr. Matias de Marchena Vicuna to act in representation of the corporation Redes Opticas S.A. is demonstrated in the reduction to public deed of the session act of the director of said company, executed in the Notary of Santiago of Mr. Patricio Zaldivar Mackenna on April 19, 2004.

The capacity of Mr. Jorge Portillo Juarez and of Mr. Juan Francisco Gutierrez Irarrazaval to act in representation of the corporation Telmex Chile Holding S.A. is demonstrated in the reduction to public deed of the minutes of the board of directors of said company, executed in the Notary of Santiago of Ms. Maria Gloria Acharan Toledo on April 19, 2004.


      /s/  Gerardo Varela Alfonso       /s/ Matias de Marchena Vicuna
      ---------------------------       -----------------------------
           Gerardo Varela Alfonso           Matias de Marchena Vicuna
                              p. Redes Opticas S.A.


      /s/ Jorge Portillo Juarez         /s/ Juan Francisco Gutierrez Irarrazaval
      -------------------------         ----------------------------------------
          Jorge Portillo Juarez             Juan Francisco Gutierrez Irarrazaval
                          p. Telmex Chile Holding S.A.